UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

                         UIL HOLDINGS CORPORATION

NEWS RELEASE
------------

December 21, 2004            Analyst Contact: Susan Allen:       203-499-2409
                             Media Contact:   Kevin Moore:       203-499-2204
                                              After Hours:       203-499-2812


                      UIL Announces Finance Reorganization
                      ------------------------------------

         UIL Holdings Corporation (NYSE: UIL) today announced a reorganization of its Finance organization to reduce costs, improve process flow and better support its core utility operations.

         Following the sale of American Payment Systems, Inc. (APS) earlier this year, the strategic core of UIL Holdings has returned to its utility operations along with Xcelecom, its specialty electrical contracting business. Accounting, treasury and corporate planning functions, which are currently based in the holding company, will be combined with similar functions in the Company's utility subsidiary, The United Illuminating Company (UI).

         After spearheading this reorganization of the Finance department, Executive Vice President & Chief Financial Officer Louis Paglia will leave the company in 2005 after the filing of 2004 financial statements. Charles Pepe, Treasurer of UIL Holdings will retire in 2005 following the reorganization.

           "On behalf of the Board of Directors and management of UIL Holdings I want to thank Lou Paglia for the leadership he has provided to the strategic and financial direction of the Company over the past several years. He has dramatically improved financial controls, strengthened the balance sheet and directed the sale of APS. Through all of these contributions and more, Lou has enhanced the Company's future prospects," said Nat Woodson, Chairman of the Board of Directors and Chief Executive Officer (CEO) of UIL Holdings.

                                     -more-

          "During Charlie Pepe's 26 years with the Company," Woodson added, "he has superbly managed its financial assets. He guided the Company through volatile financial markets and demanding generating plant construction cycles, always maintaining liquidity and access to financial markets. Charlie has managed over $3 billion in equity and debt financings in his career to support the Company's operations. Through his efforts, UIL Holdings is well positioned today to support the growth of its operating businesses. We thank Charlie for his contributions over the years to our business and community."

                                NEW APPOINTMENTS
                                ----------------
         Richard Nicholas, has been designated Executive Vice President and Chief Financial Officer of UIL Holdings following a transition period in the first quarter of 2005, and will report to Nat Woodson, while maintaining his current position as Vice President, Finance and Chief Financial Officer of UI, reporting to Anthony Vallillo, President of UI.

         The following executives, reporting to Richard Nicholas, will assume operating financial positions within UI, and parent company (UIL) designations. Susan Allen, Vice President of Investor Relations and Corporate Secretary of UIL, and Vice President, Secretary and Assistant Treasurer of UI, will be designated Treasurer of UI and UIL, in addition to her current responsibilities. Gregory Buckis will assume the responsibilities of Vice President and Controller of UI, in addition to his current role as Vice President and Controller of UIL. Steven Favuzza, currently Director of Compliance of UI will be promoted to Assistant Vice President of Corporate Planning in UI and be designated as Assistant Vice President of Corporate Planning of UIL. Deborah Hoffman, currently UIL's Director of Internal Audit, will be promoted to Vice President of Audit Services and Chief Compliance Officer, continuing to report to the Audit Committee of the Board of Directors and to Nat Woodson, CEO.

                                    -more-

                               IMPACT ON EARNINGS
                               ------------------

         As a result of expenses associated with this reorganization, UIL is revising its previous earnings range estimate for 2004 to $2.30 - $2.45 per share, down from the previous range estimate of $2.40 - $2.60 per share. Earnings estimates at UI, Xcelecom, United Bridgeport Energy, and United Capital Investments remain unchanged. Estimate of the loss at UIL headquarters is increased as a result of these expenses, from ($0.30) - ($0.40) per share to ($0.35) - ($0.45) per share. Cost savings associated with this reorganization will be reflected in the 2005 results.
                                        ##


UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., a subsidiary which holds a number of passive and minority investments, including a 25% interest in the Cross-Sound cable; and United Bridgeport Energy, Inc., a subsidiary which holds a minority ownership interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.